Exhibit 10.3


March 6, 2006

Paul R. Sinsheimer
President and Chief Executive Officer
Financial Federal Corporation
733 Third Avenue, 7th Floor
New York, NY  10017

RE:  Supplemental Retirement Benefits


Dear Paul:

The purpose of this letter is to amend and restate your June 4, 2002 Supplemental Retirement Benefits agreement ("SERP") with Financial Federal Corporation (the "Company") as provided herein. The only substantive provisions being amended from your existing SERP are to provide that, commencing after the date of this letter, you will be entitled to receive cash dividend equivalent payments on all of your SERP outstanding stock units to the extent that the Company pays cash dividends on Company common shares and that you may satisfy applicable tax withholding through share withholding from your vested stock units. In addition, this amended and restated SERP reflects the Company's conforming adjustments to the number of outstanding SERP stock units to reflect the Company's three-for-two stock split/stock dividend that was effected earlier in 2006 (the "Stock Dividend"). In all other substantive respects, your SERP remains unchanged. This amended and restated SERP completely replaces and supersedes the prior SERP and any other oral or written understandings on this subject. Please sign and date below to indicate your acceptance and agreement as to this amended and restated SERP.

The Company desires to provide you with a competitive benefit upon your Retirement from serving as the Company's Chief Executive Officer ("CEO"). The Company therefore approved a supplemental retirement benefit for you as described in this letter agreement. In connection with the adoption of this SERP on June 4, 2002, the Company granted you 100,000 "stock units" (pre-Stock Dividend adjustment) subject to the vesting requirements of this letter agreement. As a result of the Company's adjustment to the SERP's Stock Units because of the January 2006 Stock Dividend, this figure is now 150,000 Stock Units and all Stock Unit figures below reflect this Stock Dividend adjustment. One stock unit represents a hypothetical share of the Company's common stock ("Stock Unit"). For purposes of this agreement, "Retirement" shall mean that you cease serving as the CEO due to your employment with the Company or a Company subsidiary having terminated for any reason (other than due to death, Disability or by the Company or a Company subsidiary for Cause) on or after the attainment of the age of sixty-two).

For purposes of this amended and restated SERP, your Stock Units will vest at a rate of 12.5% per year for each full year of your service as the Company's CEO starting January 1, 2002 (with vesting occurring incrementally on January 1st of each year starting in 2003; provided, however, you are still CEO of the Company at that time), up to a maximum of 150,000 Stock Units as shown in the following vesting schedule:

                       Stock Units      Total Vested
  Vesting Date             Vesting       Stock Units
  ---------------      -----------      ------------
  January 1, 2003           18,750            18,750
  January 1, 2004           18,750            37,500
  January 1, 2005           18,750            56,250
  January 1, 2006           18,750            75,000
  January 1, 2007           18,750            93,750
  January 1, 2008           18,750           112,500
  January 1, 2009           18,750           131,250
  January 1, 2010           18,750           150,000

If you voluntarily resign as CEO or your service as CEO is terminated for "Cause" (as defined below), your unvested Stock Units at the time of your termination of service will be forfeited to the Company; provided, further, that your vested Stock Units shall also be forfeited to the Company if any of the reasons for the termination for Cause was pursuant to either subsection (c) and/or (d) below in the definition of Cause (and where for (d) the felony related to the business of the Company).

Your unvested Stock Units will fully vest earlier upon the occurrence of any of the following; provided you are still serving as CEO of the Company on the date of such accelerating event:

          (i) a Sale of Company (which means there is a sale of all or substantially all of the assets (exclusive of securitized assets) or stock of the Company);

          (ii) your death;

          (iii) termination of your service as CEO due to Disability (which means a permanent and total disability within the meaning of
          Section 22(e)(3) of the Internal Revenue Code of 1986, as amended ("Code"));

          (iv) if your service as CEO is terminated without "Cause" by the Company (as defined below); or

          (v) if you terminate your service as CEO for "Good Reason" (as defined below).

For purposes of this amended and restated SERP, Cause shall mean the good faith determination by the Company in its sole discretion that your continuous service as CEO should be terminated due to one or more of the following:

     (a) You have engaged in an act or acts of gross misconduct or negligence that have materially harmed or materially damaged the Company. You will be notified in writing of such misconduct or negligence and such notice will specifically reference potential termination of service as CEO;

     (b) Your repeated failure to follow the lawful instructions of the Company following written notice. Such written notice will specifically reference potential termination of service as CEO;

     (c) You have misappropriated Company property;

     (d) You have been convicted of, or plead "no contest" to, a felony; or

     (e) You have exhibited a repeated inability to competently perform the essential functions of your job which has been memorialized in the Company's records and has resulted in material harm or material damage to the Company.

For purposes of this amended and restated SERP, termination of your continuous service as CEO by you for "Good Reason" shall mean your resignation of service as CEO of the Company within thirty (30) days after the occurrence (without your written consent) of any of the following:

     (a) Any reduction (in the aggregate) in your base salary by more than 25%, unless all similarly situated executives incur the same proportionate reduction in base salary; or

     (b) A material diminishment in your position, job duties and/or responsibilities (this shall include, but not be limited to, you no longer serving as the CEO).

Your vested Stock Units, if any, will be paid to you in the form of the Company's common shares. Such benefits, if any, shall be paid upon:

          (i) age 62 if your service as CEO has
          previously terminated as a result of a
          voluntary resignation or by the Company for Cause (except if any of the reasons for the termination for Cause was pursuant to either subsection (c) and/or (d) in the definition of Cause (and where for (d) the felony related to the business of the Company).

          (ii) the date your service as CEO terminates due to your Retirement after reaching age 62;

          (iii) your death;

          (iv) a Sale of Company;

          (v) the date your service as CEO is
          terminated without Cause by the Company or due to your resignation with Good Reason; or

          (vi) your Disability.

Notwithstanding the foregoing, the payment events listed in (i)-
(vi) above shall be interpreted to comply with Section 409A of the Code and any applicable guidance and Treasury regulations, including (but not limited to) that payments on account of a "separation from service" will be delayed six months if you are a "specified employee" at the time of such separation from service.

If you die prior to commencement of benefits and you were still CEO at the time of your death, then the person who is your spouse on the date of this letter ("Spouse") (or your Beneficiary if your Spouse has predeceased you or is not married to you at the time of your death) shall receive the benefit you would have received had there been a Sale of Company on the day before death. "Beneficiary" shall be the individual(s) designated by you on a form accepted by the Company's Executive Compensation and Stock Option Committee, or if none, your estate.

Stock Units are not shares of the Company. You are not entitled to any stockholder rights (including but not limited to any rights to vote shares) with respect to your Stock Units prior to settlement of shares of Company common stock. However, you will be entitled to receive cash dividend equivalents on your outstanding Stock Units to the extent that the Company declares and pays any future cash dividends on Company common stock. The amount of any such cash dividend equivalents will be determined in the same manner as for cash dividends that are paid to Company common stockholders. Any cash dividend equivalents will paid to you at the same time as the actual cash dividends that are paid to Company common stockholders, provided, however, that in all events your dividend equivalents shall be paid to you no later than the 15th day of the third month of the calendar year following the year in which you became entitled to receive such dividend equivalent payment. If after the date of the SERP's adoption, the outstanding shares of the Company's common stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger, consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Company shall appropriately adjust the number of Stock Units (to the nearest whole number) and such adjustments shall be effective and binding for all purposes of this amended and restated SERP.

You are a general unsecured creditor with respect to the payment of any benefit hereunder and any such benefit is subject to the claims of the Company's creditors. You may not assign this benefit.

The delivery of any benefits to you or your Beneficiary under this amended and restated SERP shall be subject to your (or your Beneficiary's) timely satisfaction of any required tax withholding obligations as required by the applicable laws then in effect. Such tax withholding obligations may (at your election) be settled by the Company withholding and retaining a portion of the common shares from the shares that would otherwise be deliverable to you under the vested Stock Units. Such withheld shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld shares as of the date of settlement of the Stock Units. You will be delivered the net amount of vested common shares after the share withholding has been effected and you will not receive the withheld shares.

This letter agreement may only be amended by written agreement between you and the Company.

We are pleased to provide you with his valuable benefit in recognition of your exceptional services to the Company.


Sincerely,


----------------------------



ACCEPTED AND AGREED:


-------------------------------------
Paul R. Sinsheimer      March 6, 2006